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EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statement No. 333-151194 on Form F-3 of our reports dated July 15, 2009, relating to the financial statements of National Bank of Greece S.A. and subsidiaries (the "Group") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the translation of the Euro amounts into U.S. dollar amounts), and the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2008.

/s/    Deloitte. Hadjipavlou, Sofianos, & Cambanis S.A.
Athens, Greece
July 15, 2009

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  EXHIBIT 15.1
Consent of Independent Registered Public Accounting Firm